Exhibit (c)(8)

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Project Francis Conflicts Committee GP LLC Discussion Materials of the Board of Directors of Arkose April 10, 2018 PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking client of Gol dman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a produ ct of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the companies name d herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solic itation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advice.

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Table of Contents I. Executive Summary Appendix A: Supplemental Materials 2

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY I. Executive Summary

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Process Update on Arkose Midstream GP Structural Alternatives  Immediately following the March 9th Board presentation, the Special Committee and its financial and legal advisors conducted a detailed review of structural alternatives available to GP. The review included: — — Due diligence with management on the status quo Upstream, Midstream, and GP financial plans Examination of major trends in the midstream and MLP capital markets, the broader energy market, and the recent structural simplifications that have occurred in the midstream sector Financial and capital market comparisons of two different structural alternatives to the status quo plan: i) GP acquiring Midstream using all stock, and ii) a recapitalization of the IDRs held by the GP using Midstream LP units —  As a result of our review, the Special Committee observes the following with regard to the market environment: — There is notable stress in the midstream capital markets for companies such as Midstream that chose to be structured as limited partnerships: – The Alerian MLP index – as a proxy for the midstream sector --is 46% lower over the last 5 years, 26% lower over the last 1 year, and 13% lower year-to-date A steep drop-off in liquidity has occurred for both primary and secondary midstream equity capital Significant and wide-spread distribution/dividend cuts have occurred across the sector over the last 5 years as growth has decelerated and as equity capital has become scarce – – — Since 2013, we have identified 16 MLP simplifications that share similarities to the alternatives we evaluated –Increasingly these simplification transactions are being undertaken proactively rather than defensively to eliminate IDRs or the trading of MLPs entirely –There is a critical mass of precedent for a GP-Buys-Midstream style transaction. Of the 16 transaction noted above, 7 transactions involved a GP-entity acquiring their MLP in a taxable transaction primarily for stock (1) (1) Kinder Morgan – Kinder Morgan Partners (Aug-2014); Kinder Morgan-El Paso Energy Partners (Aug-2014); Targa-Targa Resource Partners (Nov-2015); Semgroup-Rose Rock Midstream (May-2016); ONEOK-ONEOK Partners (Feb-2017); Archrock-Archrock Partners (Jan-2018); and Tallgrass GP-Tallgrass Energy Partners (Apr-2018) 4 Executive Summary

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Process Update on Arkose Midstream GP Structural Alternatives (Cont’d)  These market factors favor structural simplification versus the status quo. Preliminary analysis suggests a GP-Buys-Midstream structure is preferable to an IDR recapitalization (or the status quo plan), driven by a number of factors, including: — Combination of separate pools of equity into a single, larger, and common pool of 1099 equity, which is attractive to a broader group of investors Significant accretion in cash distributions and distributable cash flow per GP common share — – – Transaction accelerates GP’s economic ownership of Midstream distributed cash flow, potentially by many years Meaningful tax synergies increases the total amount of cash available for distribution for GP and Midstream without any corresponding reduction in distribution coverage GP common shareholders will have economic ownership of Midstream’s pre-coverage distributable cash flow (versus relying on actual cash distributions being paid by Midstream in order to receive cash at the GP entity) – — The pro forma GP entity will remain the highest growth midstream equity in the sector, with cash accretion helping to further offset any adverse effects on valuation of a “blending-down” of the GP distribution growth rate as a result of the deal  The Special Committee also examined the potential market reactions and shareholder base implications for a GP-Buys Midstream transaction. Our preference for a single 1099 equity as the future form of ownership is driven by: — — Broader universe of investors for a 1099 equity, especially those outside of dedicated midstream/MLP funds Larger follow-on offerings have been executed for 1099 versus K-1 equities, and generally there appears to be greater daily trading liquidity for 1099s than K-1s after adjusting for market cap/float However, a major “prize” for a 1099 stock is index inclusion, which generates required index investor buying. Our pro forma GP-entity would have 3 significant “red flags” preventing index eligibility: — – – – i) Partnerships are specifically not eligible, a change in form to a true C-Corp would be required; ii) non-traditional governance arrangements make inclusion highly unlikely, and iii) S&P has a 50% float requirement (versus an expected ~45% float on a pro forma basis) 5 Executive Summary

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Process Update on Arkose Midstream GP Structural Alternatives (Cont’d)  Given these various considerations, the Special Committee is continuing to evaluate a GP-Buys-Midstream transaction. The main features of the transaction would be: — — Issuance of GP stock to acquire all outstanding LP units of Midstream Transaction would be taxable to Midstream LP unitholders in order to generate a tax basis step-up to shield cash taxes for a period of time at the surviving GP entity Simplification of all equity interests in Midstream, including the IDRs and the Series B interest in IDR LLC, into one single equity security Status quo partnership form and governance arrangements (i.e., no “NewCo C-Corp” structure) — —  In order for the Special Committee to move forward with the determination of an initial exchange ratio to propose to Midstream, we wish to reach a common and clear understanding with the GP Board of the framework for Series B compensation — — The Series B have significant economic value to the holders of those interests Conversion of the Series B into common shares as suggested in the March 9th presentation represents a meaningful portion of the overall equity in the pro forma GP entity –25mm shares represents ~4 - 5% pro forma ownership in the combined entity 6 Executive Summary

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs | INVESTMENT BANKING DIVISION

Illustrative Summary Comparison of Potential Structural Alternatives

(Preliminary analysis subject to final structure and further simplification)

	Status Quo	GP Buys Midstream
Summary Description	■ N/A	■ GP acquires Midstream in a 100% share transaction ■ GP remains a partnership taxable as a corporation
IDRs Exist?	Yes	No
Midstream Equity Value	■ 2 pools of equity (K-1 and 1099) Mkt. Cap. / Float Midstream: $4.7bn / $2.2bn GP: $2.9bn / $1.2bn	■ 1 common pool of equity (1099) Mkt. Cap. / Float Midstream: -- / -- GP: $7.6bn / $3.4bn
Cash Distribution Potential	■ GP expected to pay ~$425mm in cash taxes over the forecast period	■ Increased vs. status quo: cash tax savings due to taxable transaction to target unitholders
IDR LLC Series B Treatment	■ Receives 6% of cash distributions in excess of $7.5mm per quarter, with right to convert into 6% of market cap in excess of $2.0bn	■ May require renegotiation or conversion of Series B interest as part of transaction
Governance	■ Partnership-style	■ Partnership-style (absent change to status quo)
Broad-based Equity Index Potential	■ No as result of i) LP status of remaining entities, and ii) partnership-style governance are both specifically excluded from broad-based indices	■ No as result of i) LP status of remaining entities, and ii) partnership-style governance are both specifically excluded from broad-based indices
Unitholder / Shareholder Approvals	■ N/A	■ Midstream: Approval of majority of outstanding LP unitholders (53% held by Upstream) ■ GP: Not required

Source: Arkose management forecasts, IDR LLC operating agreement dated 31-Dec-2016, and Bloomberg market data as of 4-Apr-2018. Note: Subject to determination of structure and further simplification.

Executive Summary 7

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Illustrative Summary of Series B Units in Arkose IDR Holdings LLC

INVESTMENT BANKING DIVISION

Term	Description
General	■ Membership interests in Arkose IDR Holdings LLC (the "Company"), are designated as "Units" and divided into two classes: "Series A" and "Series B". The Series B Units are profit interests ■ As of December 31, 2017, 98,600 Series B Units were issued and outstanding (representing all authorized Series B Units), and 32,875 of which are vested — 48,000 held by CEO Paul Rady; 32,000 held by CFO Glen Warren; and 4,000 held by Midstream SVP and CFO Michael Kennedy
Transfer and Vesting Restrictions	■ Series B Units are subject to transfer restrictions and ratably vest over a three-year period on the anniversary date of their issuance (December 2016/January 2017). Any Series B Unit that fail to vest will be forfeited and not be re-issued — Certain senior executives of Arkose Midstream are also entitled to accelerated vesting of Series B Units upon involuntary termination of employment without cause, death or disability or certain change-of-control events.
Distributions	■ Series B Units are entitled to receive up to 6% of all quarterly cash distributions in excess of $7.5mm paid by Arkose Midstream Partners LP ("Midstream") on its incentive distribution rights ("IDRs"), subject to vesting conditions. — The Series A Units receive all other distributions (including the first $7.5mm in quarterly cash distributions made prior to distributions to Series B Units) ■ Series B Units do not participate in distributions prior to vesting, but upon vesting are entitled to receive catch-up distribution in an amount equal to pro rata share of distributions made prior to vesting
Optional Conversion	■ Series B Units may be converted by holders into common shares of Arkose Midstream GP LP ("GP") with a value equal to the pro rata share of up to 6% of any increase in GP's equity value in excess of $2.0bn ■ GP common shares issued pursuant to conversion capped at 6% of the GP common shares
Mandatory Conversion	■ Upon the earliest to occur of (i) December 31, 2026, (ii) a change of control of the Company or GP or (iii) a liquidation of the Company, GP may convert each outstanding Series B Unit into GP common shares, subject to certain limitations and in accordance with the conversion ratio described in the "Optional Conversion" section above

Source: Arkose IDR Holdings LLC Limited Liability Company Agreement dated 31-Dec-2016 and Arkose GP 2017 10-K

Executive Summary

8

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Illustrative Conversion Calculation For Series B Units of Arkose IDR LLC

INVESTMENT BANKING DIVISION

Class B Conversion Into Status Quo GP Shares	
20 Trading-Day GP VWAP (Current)	$ 16.42
(x) Common Shares Outstanding	186
GP Market Cap	$ 3,058
(-) $2.0bn Threshold	(2,000)
Equity Value Subject to Series B Take	$ 1,058
(x) Series B Take	6.0 %
Class B Share	$ 63
(x) Units Outstanding	100 %
(x) Percent Vested	100 %
Total Entitlement	$ 63
(/) Vested Units Outstanding	99
Per Vested B Unit Entitlement	$ 0.64
(x) Vested Units Redeemed	99
(/) 20 Day GP VWAP (Current)	$ 16.42
Conversion - Common Shares Issued	4

Memo: illustrative assumption → (x) Percent Vested

Management Case Conversion into Pro Forma Market Cap	
20 Trading-Day GP VWAP (Current)	$ 16.42
(x) Common Shares Outstanding	186
GP Market Cap	$ 3,058
(+) Midstream Market Cap	4,692
Pro Forma Market cap	$ 7,750
(-) $2.0bn Threshold	(2,000)
Equity Value Subject to Series B Take	$ 5,750
(x) Series B Take	6.0 %
Class B Share	$ 345
(x) Units Outstanding	100 %
(x) Percent Vested	100 %
Total Entitlement	$ 345
(/) Vested Units Outstanding	99
Per Vested B Unit Entitlement	$ 3.50
(x) Vested Units Redeemed	99
(/) 20 Day GP VWAP (Current)	$ 16.42
Conversion - Common Shares Issued	21

Source: GP 424 B4 filing dated 05-May-2017 and GP IDR Holdings LLC Limited Liability Company Agreement dated 31-Dec-2016; Bloomberg market data as of 04-Apr-2018

Executive Summary 9

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Illustrative Ownership Exchange Ratios Impact at Various Shares Issued for Midstream Implied Midstream Unit Price Implied Premium to 1 Day Close Implied Premium to 30 day VWAP 280 $ 23.24 (7)% (11) 299 $ 24.78 (1)% (5) 318 $ 26.33 5% 1 336 $ 27.88 11% 7 355 $ 29.43 17% 13 374 $ 30.98 23% 19 393 $ 32.53 30% 25 Pro Forma Ownership with Management Case Series B Conversion Into Post Transaction Market Cap (~21mm Shares) Former Series B Shareholders Former Midstream Unit Holders Midstream Public Upstream 4 4 4 4 4 4 4 27% 30 28% 31 29% 32 29% 33 30% 33 30% 34 31% 35 Total Shares Outstanding 488 506 525 544 562 581 600 Pro Forma Ownership with Series B Conversion Into Status Quo Market Cap (~4mm Shares) Former Series B Shareholders Former Midstream Unit Holders Midstream Public Upstream 1 1 1 1 1 1 1 28% 32 29% 32 29% 33 30% 34 31% 34 31% 35 32% 36 Total Shares Outstanding 470 489 508 527 545 564 583 Source: Upstream, Midstream, and GP 2017 10-Ks and Bloomberg market data as of 04-Apr-2018 10 Executive Summary Total Former Midstream Unitholders 60% 61% 63% 64% 65% 66% 67 % GP Current Shareholders 40% 38% 37% 35% 34% 33% 32 % Total Former Midstream Unitholders 58% 59% 61% 62% 63% 64% 65 % GP Current Shareholders 38% 37% 35% 34% 33% 32% 31 % Memo: GP Current Shares Outstanding 186mm Current GP Share Price: $15.49 Current Midstream Unit Price / VWAP: $25.10 / $25.87 Combined Equity Value: $7.6bn Illustrative Exchange Ratios (Midstream / GP) 1.5 x 1.6 x 1.7 x 1.8 x 1.9 x 2.0 x 2.1 x

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Illustrative Summary Impact of Alternative Series B Conversion Levels

INVESTMENT BANKING DIVISION

Pro Forma GP DPS | Capitalized △ in 2019 DPS[1] | Pro Forma Ownership

Illustrative 1.6 x Exchange Ratio to Midstream


$ 0.54
$ 0.95
$ 0.91
$ 0.89
$ 1.33
$ 1.28
$ 1.34
$ 1.82
$ 1.76
$ 1.74
$ 2.25
$ 2.18
$ 2.22
$ 2.77
$ 2.68
2018
2019
2020
2021
2022
Acc / (Dil)
76% / 70%
50% / 44%
36% / 31%
29% / 25%
25% / 21%


$ 248
$ 282
$ 301
Current Midstream Yield (8.8%)
Total Equity Yield (7.7%)
Upside Yield (7.2%)


~4mm shares
1%
38%
61%
~21mm shares
4%
37%
59%

Illustrative 2.0 x Exchange Ratio to Midstream


Status Quo
Convert Into GP Market Cap
Convert Into Pro Forma Market Cap (Mgmt. Case)
$ 0.54
$ 0.82
$ 0.80
$ 0.89
$ 1.15
$ 1.12
$ 1.34
$ 1.58
$ 1.53
$ 1.74
$ 1.95
$ 1.90
$ 2.22
$ 2.41
$ 2.33
2018
2019
2020
2021
2022
Acc / (Dil)
53% / 48%
30% / 26%
18% / 14%
12% / 9%
8% / 5%


$ 216
$ 246
$ 263
Current Midstream Yield (8.8%)
Total Equity Yield (7.7%)
Upside Yield (7.2%)


~4mm shares
1%
33%
66%
~21mm shares
4%
32%
64%
GP
Midstream
Series B

Source: Arkose Projections and Bloomberg market data as of 04-Apr-2018 Note: Pro forma analysis assumes coverage ratios held constant to current standalone forecasts. [1] Capitalization based on pro forma shares outstanding held by legacy Midstream unitholders and GP shareholders.

Executive Summary

11

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Illustrative Pro Forma Trading at Various Yields and Implied Ownerships

INVESTMENT BANKING DIVISION

Based on 2019 DPU / DPS

Current Prices
GP: $15.49
Midstream: $25.10

Scenario	Exchange Ratio	Implied GP Ownership	DPU / DPS % Δ vs. Current: Midstream	DPU / DPS % Δ vs. Current: GP	Implied Unit Price / % Change to Midstream: Current Midstream Yield 8.8 %	Implied Unit Price / % Change to Midstream: Current Total Equity Yield 7.7 %	Implied Unit Price / % Change to Midstream: Upside Yield 7.2 %	Implied Share Price / % Change to GP: Current Midstream Yield 8.8 %	Implied Share Price / % Change to GP: Current Total Equity Yield 7.7 %	Implied Share Price / % Change to GP: Upside Yield 7.2 %	GP Break Even Yield
Conversion into Status Quo Market Cap (~4mm shares)[1]	1.6 x	38 %	(4)%	50 %	$ 24.11 / (4)%	$ 27.43 / 9 %	$ 29.35 / 17 %	$ 15.07 / (3)%	$ 17.14 / 11 %	$ 18.34 / 18 %	8.6 %
	1.7	37	(2)	44	$ 24.68 / (2)%	$ 28.07 / 12 %	$ 30.04 / 20 %	$ 14.52 / (6)%	$ 16.51 / 7 %	$ 17.67 / 14 %	8.3
	1.8	35	0	39	$ 25.20 / 0 %	$ 28.67 / 14 %	$ 30.67 / 22 %	$ 14.00 / (10)%	$ 15.93 / 3 %	$ 17.04 / 10 %	8.0
	1.9	34	2	34	$ 25.69 / 2 %	$ 29.22 / 16 %	$ 31.27 / 25 %	$ 13.52 / (13)%	$ 15.38 / (1)%	$ 16.46 / 6 %	7.7
	2.0	33	4	30	$ 26.15 / 4 %	$ 29.74 / 18 %	$ 31.82 / 27 %	$ 13.07 / (16)%	$ 14.87 / (4)%	$ 15.91 / 3 %	7.4
Mgmt. Case Conversion into Pro Forma Market Cap (~21mm shares)[2]	1.6 x	37 %	(7)%	44 %	$ 23.30 / (7)%	$ 26.50 / 6 %	$ 28.36 / 13 %	$ 14.56 / (6)%	$ 16.56 / 7 %	$ 17.72 / 14 %	8.3 %
	1.7	35	(5)	39	$ 23.87 / (5)%	$ 27.15 / 8 %	$ 29.06 / 16 %	$ 14.04 / (9)%	$ 15.97 / 3 %	$ 17.09 / 10 %	8.0
	1.8	34	(3)	35	$ 24.41 / (3)%	$ 27.76 / 11 %	$ 29.71 / 18 %	$ 13.56 / (12)%	$ 15.42 / (0)%	$ 16.50 / 7 %	7.7
	1.9	33	(1)	30	$ 24.91 / (1)%	$ 28.33 / 13 %	$ 30.31 / 21 %	$ 13.11 / (15)%	$ 14.91 / (4)%	$ 15.95 / 3 %	7.5
	2.0	32	1	26	$ 25.37 / 1 %	$ 28.86 / 15 %	$ 30.88 / 23 %	$ 12.69 / (18)%	$ 14.43 / (7)%	$ 15.44 / (0)%	7.2

Source: Arkose Projections and Bloomberg market data as of 4-Apr-2018
Note: Pro forma analysis assumes coverage ratios held constant to current standalone forecasts.
[1] Calculation based on GP's market cap based on current 20-trading day VWAP.
[2] Calculation based on implied pro forma market cap calculated as GP market cap based on 20-trading day VWAP plus Midstream's current market cap; total market cap held constant regardless of exchange ratio.

Executive Summary 12

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Illustrative Accretion / (Dilution Analysis) GP Perspective GP Pro Forma DCF / Share Acc. (Dil.) GP Pro Forma DPS Acc. (Dil.) 2018E 2019E 2020E 2021E 2022E 2018E 2019E 2020E 2021E 2022E 1.6 x 1.7 1.8 1.9 2.0 38% 37 35 34 33 76% 50% 36% 29% 25% 70 44 31 25 20 64 39 26 20 16 58 34 22 16 12 53 30 18 12 8 2018E 2019E 2020E 2021E 2022E 2018E 2019E 2020E 2021E 2022E 1.6 x 1.7 1.8 37% 35 34 70% 44% 31% 25% 21% 64 39 26 21 16 59 35 22 16 12 1.9 33 53 30 18 13 9 2.0 32 48 26 14 9 5 Source: Arkose Projections and Bloomberg market data as of 4-Apr-2018 Note: Pro forma analysis assumes coverage ratios held constant to current standalone forecasts. 1 Calculation based on GP’s market cap based on current 20-trading day VWAP. 2 Calculation based on implied pro forma market cap calculated as GP market cap based on 20-trading day VWAP plus Midstream’s current market cap; total market cap held constant regardless of exchange ratio. 13 Executive Summary 118% 90% 53% 39% 27% 111 83 47 34 22 103 77 42 29 18 97 71 38 25 14 90 66 33 21 11 Implied GP Ownership Exchange Ratio Series B Convert at Pro Forma Market Cap (~21mm GP Shares)2 Projection Year Projection Year 126% 97% 58% 44% 31% 118 89 52 38 27 110 83 47 34 22 103 76 42 29 18 96 71 37 25 14 Implied GP Ownership Exchange Ratio Projection Year Projection Year Series B Convert at Status Quo Market Cap (~4mm GP Shares)1

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Illustrative Accretion / (Dilution Analysis) Midstream Perspective Midstream Pro Forma LP DCF / Unit Acc. (Dil.) Midstream Pro Forma DPU Acc. (Dil.) 2018E 2019E 2020E 2021E 2022E 2018E 2019E 2020E 2021E 2022E 1.6 x 1.7 1.8 1.9 2.0 38% 37 35 34 33 (12)% (4)% 2% 5% 8% (10) (2) 4 8 11 (8) 0 7 10 13 (6) 2 9 12 15 (4) 4 11 14 17 2018E 2019E 2020E 2021E 2022E 2018E 2019E 2020E 2021E 2022E 1.6 x 1.7 1.8 1.9 2.0 37% 35 34 33 32 (15)% (7)% (1)% 2% 5% (13) (5) 1 4 7 (11) (3) 3 7 10 (9) (1) 5 9 12 (7) 1 7 11 14 Source: Arkose Projections and Bloomberg market data as of 4-Apr-2018 Note: Pro forma analysis assumes coverage ratios held constant to current standalone forecasts. 1 Calculation based on GP’s market cap based on current 20-trading day VWAP. 2 Calculation based on implied pro forma market cap calculated as GP market cap based on 20-trading day VWAP plus Midstream’s current market cap; total market cap held constant regardless of exchange ratio. 14 Executive Summary (9)% (2)% 1% 3% 5% (7) 0 3 6 8 (5) 3 6 8 10 (3) 5 8 10 12 (1) 7 10 12 15 Implied GP Ownership Exchange Ratio Series B Convert at Pro Forma Market Cap (~21mm GP Shares)2 Projection Year Projection Year (6)% 1% 4% 7% 9% (4) 4 7 9 11 (2) 6 9 12 14 0 8 11 14 16 2 10 13 16 18 Implied GP Ownership Exchange Ratio Series B Convert at Status Quo Market Cap (~4mm GP Shares)1 Projection Year Projection Year

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Appendix A: Supplemental Materials

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Illustrative Combined Market (Midstream + GP + Series B) Since 1-Jun-2017 | ($ in millions) Capitalization Basis of Presentation Historical Combined Market Cap Midstream Units Midstream Unit Price 187 $ 25.10 $ 11,000 $ 10,000 GP Shares GP Share Price 186 $ 15.49 $ 9,000 $ 8,000 $ 7,000 Series B Conversion Shares GP Share Price 4 $ 15.49 Jun-2017 Sep-2017 Dec-2017 Mar-2018 Series B Conversion to GP Shares 8 7 Contributions to Equity Value 6 5 4 3 2 Jun-2017 Sep-2017 Dec-2017 Mar-2018 Source: CapIQ, Bloomberg market data as of 04-Apr-2018 Note: 1-Jun-2017 represents 21st day of public trading. Supplemental Materials 16 Number of Series B Shares if Converted Converted Shares 3.9 Midstream 61 % GP 38 Series B 1 millions of shares Combined Equity Value $ 7,636 Series B Equity Value $ 60 GP Market Cap (+) Midstream Market Cap (+) Illustrative Series B Value Combined Market Cap $ 7,636 GP Equity Value $2,884 $ in millions Midstream Equity Value $ 4,692

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Actual vs Peer Indexed Price Performance Midstream Unit Price Year-to-Date ($)¹ Historical Exchange Ratio Year-to-Date $35 1.70 x 1.65 x $30 1.60 x $25 1.55 x $20 Jan-2018 Feb-2018 Apr-2018 GP Share Price Year-to-Date ($)² 1.50 x $23 $22 $21 $20 $19 $18 $17 $16 $15 1.45 x 1.40 x 1.35 x 1.30 x Jan-2018 Feb-2018 Apr-2018 Jan-2018 Feb-2018 Apr-2018 Source: Bloomberg market data as of 04-Apr-2018 Note: Indexing begins on 26-Jan-2018. ¹ MLP Index includes BPMP, CNXM, DM, ENBL, ENLK, EQM, HESM, NBLX, PSXP, SHLX, VLP, WES, ANDX, CEQP, DCP, HEP, SMLP, TEP and TRGP. 2 GP Index includes EQGP, ENLC, ETE, EQGP and WGP 17 Supplemental Materials Indexed $ 16.78 GP $ 15.49 Share Price ($) Exchange Ratio (Midstream/GP) Indexed 1.58 x Indexed $ 26.55 Midstream $ 25.10 Actual 1.62 x Unit Price ($) Indexed Unit/Share prices and Exchange ratios as of 26-Jan (Recent market highs)

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Historical Midstream / GP Exchange Ratio Since GP IPO | 03-May-2017 2.00x 2.00 x / 23% 1.80x 30 60 901.90 x /C1u7r%rent ndar(At Since GP IPO ay Market) 1.80x 1.80 x / 11% 1.70x 1.70 x / 5% 1.62 x 1.60x 1.60x 1.60 x / (1)% 1.50 x / (7)% 1.49 x 1.50x 1.40x 1.40x 6M 1 1.30x .20x May-2017 Jul-2017 Oct-2017 Dec-2017 Mar-2018 May-2017 Jul-2017 Oct-2017 Dec-2017 Mar-2018 Midstream / GP Source: Bloomberg market data as of 04-Apr-2018 18 Supplemental Materials Exchange Ratio Exchange Ratio 47 x1.49 x Average 6MCalendar Calendar Cale DayDay D Exchange Ratio1.55 x1.52 x1.41 x1.45 x1. AverageAverage Since GP30 Calendar 60 Calendar 90 Calendar Current (At IPODayDayDayMarket) GP % Ownership39%39%39%40%40%38 % Exchange Ratio1.55x1.51x1.55x1.48x1.49x1.62x

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

GP / Midstream Contribution Analysis

($ in millions)

INVESTMENT BANKING DIVISION

■ GP ■ Series B ■ Midstream

		IDR LLC Distributions to		Midstream Distributions To			GP Buys Midstream	
		Series A	Series B	IDR LLC	LP Unitholders	Ratio of Cash Distributions	Exchange Ratio To Midstream	Shares To Series B
Status Quo Cash Distributions to Equity (Midstream and IDR LLC)	FY 2018E	$ 136	$ 7	$ 143	$ 320	29 % / 1 % / 69 %	2.35 x	9
	FY 2019E	223	12	$ 236	414	34 % / 2 % / 64 %	1.85	10
	FY 2020E	336	20	$ 355	533	38 % / 2 % / 60 %	1.58	11
	FY 2021E	436	26	$ 462	640	40 % / 2 % / 58 %	1.46	11
	FY 2022E	556	34	$ 589	767	41 % / 2 % / 57 %	1.38	11

		Arkose GP Common Shares	IDR LLC - Series B Series B	Midstream LP Unitholders	Ratio of Cash Distributions	Exchange Ratio To Midstream	Shares To Series B
Status Quo Cash Distributions to Equity (Midstream, IDR LLC, and GP	FY 2018E	$ 100	$ 7	$ 320	23 % / 2 % / 75 %	3.19 x	13
	FY 2019E	165	12	414	28 % / 2 % / 70 %	2.49	14
	FY 2020E	249	20	533	31 % / 2 % / 66 %	2.13	15
	FY 2021E	324	26	640	33 % / 3 % / 65 %	1.97	15
	FY 2022E	413	34	767	34 % / 3 % / 63 %	1.85	15

	GP	IDR LLC - Series B	Total GP	Midstream	Ratio of Equity Value	Exchange Ratio To Midstream	Shares To Series B
Current Market Cap	$ 2,884	$ 60	$ 2,944	$ 4,692	38 % / 1 % / 61 %	1.62 x	4

Source: Arkose Projections and Bloomberg market data as of 04-Apr-2018

Supplemental Materials 19

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Absolute and Relative Changes in Family Equity Value in Precedent Transactions One Day % Change in Family Equity Value and Alerian Index Performance 14% (1)% (6)% 6 Month % Change in Family Equity Value and Alerian Index Performance 41% (22)% Source: Thomson, Alerian, Bloomberg Supplemental Materials 20 4% 8% (10)% (9)% 0%(15)% 10%10% (0)% 5%5% 2% 4% 2%2 % Change in Family Market Cap Alerian Performance

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Determining Arkose’s Overall Yield Calculation of Combined Equity Value Calculation of Equity Yield Midstream Units (x) Midstream Unit Price 187 $ 25.10 2018 2019 2020 Midstream LP Distributions $ 320 $ 414 $ 533 Midstream Equity Value $ 4,692 Implied Yield 6.8% 8.8% 11.4 % Y.o.Y. Dist Growth 30% 29% 29 % GP Shares (x) GP Share Price 186 $ 15.49 GP Common Distributions $ 100 $ 165 $ 249 GP Equity Value $ 2,884 Implied Yield 3.5% 5.7% 8.6 % Y.o.Y. Dist Growth 67% 65% 51 % Series B Converted Shares (x) GP Share Price 4 $ 15.49 Series B Equity Value $ 60 Combined Midstream¹ $ 427 $ 591 $ 802 Y.o.Y. Dist Growth 37% 38% 36 % Source: Arkose Projections and Bloomberg market data as of 04-Apr-2018 Note: Share counts based on 2017 Midstream and GP 10-K. 1 Includes Series B distributions. 2 Based on change in total equity in selected precedent transactions. Supplemental Materials 21 Implied Yield5.6%7.7%10.5 % Implied Upside Yield5.27.29.8 Arkose Midstream Total Equity Value$ 7,636 Illustrative 7% Uplift28,171